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                                                                    EXHIBIT 4.39

                              CONSULTING AGREEMENT

This Agreement is made as of April 9, 1999, by and between Queen Sand Resources, Inc. (the "Company"), a Delaware corporation with its principal offices at 13760 Noel Road, Suite 1030, Dallas, Texas 65240-7336, and Northern Tier Asset Management, Inc. ("NTA"), a Nevada Corporation, with its principal offices at 1270 - 6th Avenue, 12th Floor, New York, N.Y. 10020.

WITNESSETH

WHEREAS, the Company requires expertise in the area of investment banking to support its business and growth; and

WHEREAS, NTA has substantial contacts among the members of the investment community, investment banking expertise, and desires to act as a consultant to provide investment banking and advisory services;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein and subject specifically to the conditions hereof, and intending to be legally bound thereby, the parties agree as follows:

1. CERTAIN DEFINITIONS. When used in this Agreement, the following terms shall have the meanings set forth below:

         1.1. "Affiliate" - means any persons or entities controlled by a party.

         1.2. "Business Day" -means any day except Saturday, Sunday and day which is designated in the State of New York as a legal holiday or a day on which banking institutions are legally required or authorized to close.

         1.3. "Contact Person" - The person who shall be primarily responsible for carrying out the duties of the parties hereunder. The Company and NTA shall each appoint a Contact Person to be responsible for their respective duties. In the event that one party gives notice to the other party in writing that, in their reasonable opinion, the other party's Contact Person is not able to fulfill their duties and responsibilities hereunder, both parties shall mutually agree upon a replacement Contact Person within 10 days of the said notice.

         1.4. "Expiration Date" - means the Expiration Date as defined in the Warrants.

         1.5. "Exercise Price"- means the Exercise Price as defined in the Warrants.

         1.6. "Deemed Maximum Market Price" - means the Maximum Deemed Market Price as defined in the Warrants.


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         1.7.     "Securities" - means the Warrants and the Warrant Shares as defined herein.

         1.8. "Warrants" - means the common share purchase warrants referred to in paragraph 4.1.

         1.9. "Warrant Shares" - means the shares of Common Stock issuable upon the exercise of the Warrants.

2.   SERVICES TO BE RENDERED BY NTA. NTA shall render the following services:

         2.1. Advice and Counsel - NTA will provide advice and counsel regarding the Company's strategic business and financial plans, strategy and negotiations with potential lenders/investors, merger/acquisition candidates, joint ventures, corporate partners and others involving financial and financially related transactions.

         2.2. Introductions to the Securities Brokerage Community -NTA shall use its contacts in the brokerage community to assist the Company in establishing relationships with securities dealers in North America and Europe and to provide the most recent corporate information to interested securities dealers on a regular and continuous basis. NTA understands that this is in keeping with the Company's business objective to establish an international network of securities dealers who have an interest in the Company's securities.

         2.3. Market Intelligence - NTA will monitor and react to sensitive market information on a timely basis and provide advice, and counsel and proprietary intelligence (including but not limited to information on price, volume and the identification of market-makers, buyers and sellers) to the Company in a timely fashion with respect to securities in which the Company has an interest. The Company understands that this information is available from other sources but acknowledges that NTA can provide it in a more timely fashion and with substantial value-added interpretation of such information. The foregoing notwithstanding, no information will be provided to the Company with respect to the activities of any other NTA customers or customer accounts without such customer's prior consent.

         2.4. Company and/or Company Client Transaction Due Diligence - NTA will undertake due diligence on all proposed financial transactions affecting the Company, of which NTA is notified in writing in advance, including investigation and advice on the financial, valuation and stock price implications thereof.

         2.5. Additional Duties - the Company and NTA shall mutually agree upon any additional duties which NTA may provide.


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         2.6.     Best Efforts - All services to be provided by NTA shall be provided on a best efforts basis. NTA shall devote such time and effort to the affairs of the Company as is reasonable and adequate to render the consulting services contemplated by this agreement. NTA cannot guarantee results on behalf of the Company, but shall pursue all reasonable avenues available through its network of financial contacts. At such time as an interest is expressed by a third party in the Company's needs, NTA shall notify the Company and advise it as to the source of such interest and any terms and conditions of such interest. The acceptance and consummation of any transaction is subject to acceptance of the terms and conditions by the Company. It is understood that a portion of the compensation to be paid hereunder is being paid hereunder is being paid by the Company to have NTA remain available to assist it with transactions on an as-needed basis.

         2.7. Services Excluded - The parties may specifically exclude certain services from the operation of this Agreement by written addendum hereto and acknowledge and agree that the following items are not intended to be included among the services to be provided by NTA:

               2.7.1. NTA agrees that neither it or any affiliate or fund with which it is associated is or shall be a market-maker, dealer or underwriter of any of the Company's securities (but may be a placement agent by other "Selling Agreement" from time to time) in the Company's securities;

               2.7.2. Any payments made herein to NTA are not, and shall not be construed as, compensation to NTA for the purposes of making a market, to cover NTA out-of-pocket expenses for making a market, or for the submission by NTA of an application to make a market in any of the Company's securities;

               2.7.3. No payment made herein to NTA are for the purpose of affecting the price of any security or influencing any market-making functions, including but not limited to bid/ask quotations, initiation and termination of quotations, retail securities activities, or for the submission of any application to make a market.

               2.7.4. It is understood and agreed that in performing any of the services contemplated by this Agreement, NTA shall not be taken to be rendering any legal opinions or any work that is in the ordinary purview of a Certified Public Accountant or of a licensed NASD broker.

3. TERM - NTA agrees to provide the services described herein beginning on April 1, 1999 and continuing until July 31, 2000 or until this agreement is terminated by the Company, whichever is earlier.


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4.   COMPENSATION TO NTA.

         4.1. Fees - As full and complete compensation for the services to be provided by NTA to the Company, the Company agrees to issue Warrants to NTA pursuant to the "Addendum" to this agreement. The Company shall register for resale by NTA the Warrant Shares into which the Warrants are exercisable pursuant to the Registration Rights Agreement between the parties set out in Schedule A.

         4.2. Expenses - The Company shall be responsible for all fees and expenses pertaining to the issuance, listing or registration of any Securities contemplated by this Agreement, including, but not limited to, SEC registration fees, transfer agent fees, escrow fees, NASD registration or exchange listing fees but not including any legal, accounting and other professional fees incurred by NTA in connection with such registration.

         4.3. Other Expenses: Transfer Taxes, Etc. - Subject to paragraphs 4.1, 4.2 and 11, NTA agrees that all fees and expenses incurred by NTA in the performance of this agreement including, without limitation, all fees of its legal counsel and accountants shall be borne by NTA whether or not the Company terminates this agreement prior to the expiry of the period referred to in paragraph 3.

5.   NTA'S REPRESENTATIONS AND WARRANTIES.

     NTA represents and warrants that:

         5.1. NTA Experience NTA has the experience and expertise to perform the services contemplated by this Agreement and to evaluate an investment in the Securities.

         5.2. Investment Purpose. It is acquiring the Securities to be issued or issuable to it hereunder for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the "1933 Act"); provided, however, that by making the representations herein, NTA does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

         5.3. Accredited Investor Status. NTA is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

         5.4. Reliance on Exemptions. NTA understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the


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                  Company is relying in part upon the truth and accuracy of, and NTA's compliance with, the representations, warranties, agreements, acknowledgments and understandings of NTA set forth herein in order to determine the availability of such exemptions and the eligibility of NTA to acquire the Securities.

         5.5. Information. NTA and its advisors, if any, have been furnished with all public materials relating to the business, finances and operations of the Company and materials relating to issuance of the Securities which have been requested by NTA. NTA has not received, nor will the Company provide, any non-public information to NTA during the term of this agreement. NTA acknowledges that it and such of its advisors as it considers relevant have been afforded full and sufficient opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by NTA or its advisors or its representatives shall modify, amend or affect NTA's right to rely on the completeness and accuracy of the materials provided to NTA by or on behalf of the Company with respect to the transactions contemplated hereby or on the Company's representations and warranties contained in this Agreement. NTA understands that its investment in the Securities involves a high degree of risk. NTA has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

         5.6. No Governmental Review. NTA understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

         5.7. Transfer or Resale. NTA understands that, except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) NTA shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that the Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, (C) NTA provides the Company with reasonable assurance that the Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule thereto) ("RULE 144");
                  (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and
                  (iii) neither the Company nor any other person is under any obligation to register such Securities


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                  under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder, or (D) such transferee or assignee is an Affiliate of NTA.

         5.8. Legend. The parties agree that the certificates or other instruments representing the Warrants and, until such time as the sale of the Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Warrant Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order will be placed against transfer of such stock certificates):

              THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

         5.9. The legend set forth above shall be removed and the Company shall issue a certificate without any legend to the holder of the Securities upon which it is stamped, if (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in form acceptable to the Company, to the effect that a public sale, assignment or transfer of such Securities may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurances that such Securities can be sold without restriction pursuant to Rule 144(k). Any Warrant Shares issued at such time as when there is an effective registration statement covering such shares will not bear any restrictive legend. NTA acknowledges, covenants and agrees to sell the Securities represented by a certificate(s) from which the legend has been removed, only pursuant to (i) a registration statement effective under the 1933 Act, or (ii) advice of counsel that such sale is exempt from registration required by Section 5 of the 1933 Act.

6.   CERTAIN AGREEMENTS BY THE COMPANY

         6.1. Registration. The Company agrees to use its best efforts to register the Warrant Shares for resale in accordance with the terms of the Registration Rights


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                  Agreement attached hereto provided that the Company may at its option register the original issuance of the Securities instead.

         6.2. Form D; Blue Sky Filings. The Company agrees to file a Form D with respect to the Securities as required under Regulation D. The Company shall take such action and make such filings as the Company shall reasonably determine is necessary and as required by applicable law to qualify the Securities under, or obtain exemption for the Securities from, the applicable securities or "Blue Sky" laws of the states of the United States.

         6.3. Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the number of shares of Common Stock needed to provide for the issuance of the Warrant Shares; provided, however, that the above requirement shall expire on the last exercise date.

         6.4. Listing. The Company shall list 2,625,000 shares of Common Stock in respect of the Warrant Shares within 10 days of the date of Execution of this Agreement on the Nasdaq SmallCap Market. The Company shall maintain the Common Stock's authorization for listing on The Nasdaq SmallCap Market and any other Subsequent Market on which the Common Stock is then listed or traded. Neither the Company nor any of its Subsidiaries shall take any action which may result in the delisting or suspension of the Common Stock on the Nasdaq SmallCap Market or on any Subsequent Market on which the Common Stock is then listed or traded (other than to switch listings from The Nasdaq SmallCap Market to a Subsequent Market). The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section.

7.   INDEMNIFICATION.

         7.1. By the Company - The Company agrees to indemnify and hold harmless NTA, and its officers, directors, employees and each person who NTA contracts in connection with this Agreement (provided such contract person is approved by the Company in writing) against any and all liability, loss, and costs, expenses or damages, including but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever or howsoever caused by reason of any injury (whether to body, property, personal or business character or reputation) sustained by any person or to any person or property by reason of any act, neglect, default or omission, or any untrue or alleged untrue statement of a material fact, or any misrepresentation of any material fact or any breach of any material warranty or covenant as the Company or any of its agents, employees, or other representatives arising out of, or in relation to, this Agreement. Nothing herein is intended to nor shall it relieve either party from liability for its own act,


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                  omission or negligence. All remedies provided by law or in equity shall be cumulative and not in the alternative.

         7.2. By NTA - NTA agrees to indemnify and hold harmless the Company, each of its officers, directors, employees and each person, if any, who controls the Company against any and all liability, loss, and costs, expenses or damages, including but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever or howsoever caused by reason of any injury (whether to body, property, personal or business character or reputation) sustained by any person or to any person or property by reason of any act, neglect, default or omission, or any untrue or alleged untrue statement of a material fact, or any misrepresentation of any material fact or any breach of any material warranty or covenant as the NTA or any of its agents, employees, or other representatives arising out of, or in relation to, this Agreement. Nothing herein is intended to nor shall it relieve either party from liability for its own act, omission or negligence. All remedies provided by law or in equity shall be cumulative and not in the alternative.

8. COMPANY REPRESENTATIONS. the Company hereby represents, covenants and warrants to NTA as follows:

         8.1. Authorization - the Company and its signatories herein have full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

         8.2. No Violation - Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the charter or by-laws of the Company, or violate any term or provision of any other Agreement or any statute or law.

         8.3. Consents - All consents required or necessary to the consummation of the transactions contemplated hereby, including, without limitation, consents from federal, state, or local governmental agencies and consents provided for under any credit agreement, material contract, lease or other agreement to which the Company is a party, have been obtained or will be obtained prior to the commencement of the term provided that if the Company is unable or unwilling to obtain such consents, it may terminate this Agreement without compensation to NTA.

         8.4. Company's Material Representations. All representations and statements provided about the Company to NTA are true and complete and accurate to the best of the Company's knowledge.


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         8.5.     NTA Reliance - NTA has and will rely upon the documents,
                  instruments and written information furnished to NTA by the Company its officers or designated employees.

9.   CONFIDENTIALITY.

         9.1. NTA and the Company each agree to provide reasonable security measures to keep information confidential where release may be detrimental to their respective business interests. NTA and the Company shall each require their employees, agents, affiliates, sub-Company's, other licensees, and others who will have access to the information through NTA and the Company respectively, to first enter into appropriate non-disclosure Agreements requiring the confidentiality contemplated by this Agreement in perpetuity.

         9.2. NTA will not, either during its engagement by the Company pursuant to this agreement or at any time thereafter, disclose, use or make known for its or another's benefit, any confidential information, knowledge, or data of the Company or any of its affiliates in any way acquired or used by NTA during its engagement by the Company. Confidential information, knowledge or data of the Company and its affiliates shall not include any information which is or becomes generally available to the public other than as a result of a disclosure by NTA or its representatives.

10.  MISCELLANEOUS PROVISIONS.

         10.1. Amendment and Modification - This Agreement and any part thereof may be amended, waived, modified or supplemented only by written Agreement of NTA and the Company.

         10.2. Strict Compliance - No waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition under this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         10.3. Notices - Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time) on a Business Day, (iii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time); or (iv) upon receipt, when delivered by a reputable overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:


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              If to the Company:

                  Queen Sand Resources, Inc.
                  13760 Noel Rd. Suite 1030 (L.B. 44)
                  Dallas, Texas 75240-7336
                  Telephone:     972-233-9906
                  Facsimile:     972-233-9575
                  Attention:     Bruce I. Benn, Executive Vice-President

         and

                  Queen Sand Resources, Inc.
                  30 Metcalfe Street, Suite 620
                  Ottawa, Ontario, Canada K1P 5L4
                  Telephone:     613-230-7211
                  Facsimile:     613-230-6055
                  Attention:     Bruce I. Benn, Executive Vice-President

         With a copy to:

                  Haynes and Boone, LLP
                  901 Main Street
                  Suite 3100
                  Dallas, Texas 75202
                  Telephone:     214-651-5553
                  Facsimile:     214-651-5940
                  Attention:     William L. Boeing, Esq.


         If to NTA:

                  Northern Tier Asset Management, Inc.
                  1270 6th Avenue
                  12th Floor
                  New York, N.Y.  10020
                  Telephone:     619-759-2611
                  Facsimile:     619-759-2644
                  Attention:     Tim Pinchin, Director


       Each party shall provide five days' prior written notice to the other party of any change in address or facsimile number.


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         10.4.    Contact Persons. The Contact Person for the Company is Bruce
                  Benn, Executive Vice President. The Contact Person for NTA is Tim J. Pinchin, Member and Director of Corporate Finance.

         10.5. Assignment - This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any right, interests or obligations hereunder shall be delegated or assigned by any of the parties hereto without the prior written consent of the other party.

         10.6. Publicity - Neither NTA nor the Company shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transaction contemplated hereby for dissemination to the general public without the prior consent of the other party. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency, except that the parties shall agree concerning the timing and content of such announcement before such announcement is made.

         10.7. Governing Law - This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law doctrine. Notwithstanding the provisions of paragraph 11 compelling compulsory arbitration, the Company and NTA agree that if action is instituted to enforce or interpret any provision of this Agreement the jurisdiction and venue shall be in the state or federal court sitting in New York City, New York.

         10.8. Counterparts - This Agreement may be executed simultaneously in two or more counterparts or by telefacsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.9. Headings - The heading of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereto or affect in any way the meaning or interpretation of this Agreement.

         10.10. Entire Agreement - This Agreement, including any Exhibits hereto, and the other documents and certificates delivered pursuant to the terms hereto, set forth the entire Agreement and understanding of the parties hereto in respect of the subject matter contained herein, and superseded all prior Agreements, promise, covenants arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

         10.11. Attorneys' Fees and Costs - If any action is necessary to enforce and collect upon the terms of this Agreement, the prevailing party shall be entitled to reasonable


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                  attorneys' fees and costs, in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

         10.12. Survivability - If any part of this Agreement is found to be invalid or unenforceable, that part shall be severable from the remainder of this Agreement.

         10.13. Further Assurances - Each of the parties agrees that it shall from the time to time take such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

         10.14. Right to Data After Termination - After termination of this Agreement each party shall be entitled to the return of all copies of any and all information provided to the other prior to the date of termination and not previously returned to it.

         10.15. Relationship of the Parties - NTA is an independent contractor. Nothing contained in this Agreement shall be deemed to cause either party to become the partner, agent or legal representative of the other, nor create any fiduciary relationship or joint venture between them, except as otherwise expressly provided herein. It is not the intention of the parties to create nor shall this Agreement be construed to create any commercial relationship or other partnership. Neither party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party, except as otherwise expressly provided herein.


11. ARBITRATION. The parties hereby agree to waive their right to seek remedy in court, including their right to jury trial and to submit all disputes, controversies, or differences between the Company or NTA or anyone claiming through or under them including any of their respective officers, directors, agents or employees, arising out of, in connection with or as a result of this agreement, to final and binding arbitration rather than through litigation.

         11.1. Any disputing party shall submit the dispute for resolution in New York, New York within five (5) days after receiving a written request to do so from any of the aforesaid parties.

         11.2. If any party to a dispute fails to submit the dispute to arbitration on request, then the requesting party may itself commence an arbitration proceeding, but is under no obligation to do so.

         11.3. If any party shall institute any court proceeding in an effort to resist arbitration and be unsuccessful in resisting arbitration or shall unsuccessfully contest the jurisdiction of the arbitration forum, the prevailing party shall be entitled to recover from the losing party its legal fees and any out-of-pocket expenses


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


                  incurred in connection with the defense of such legal proceeding or its efforts to enforce its rights to arbitration as provided for herein.

         11.4. Any arbitration conducted hereunder shall be conducted by an arbitrator selected by the American Arbitration Association. Such arbitration shall be conducted pursuant to the commercial Arbitration Rules of the American Arbitration Association.

         11.5. The parties shall accept the decision of any award as being final and conclusive and agree to abide thereby.

         11.6. Any arbitration award shall be submitted to any court as a basis for judgement and execution for collection.

12. TERMINATION. This Agreement shall terminate on July 31, 2000 or the date that is 15 days following delivery of a Termination Notice by either party to the other, whichever is earlier. Upon termination, any Warrants remaining in possession of the Escrow Agent shall be returned to the Company in accordance with the terms of the Escrow Agreement and, whether or not the Agent has delivered such Warrants to the Company, the Company may at its discretion cancel the Warrants.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

QUEEN SAND RESOURCES, INC.


By:
   ------------------------------------------
     Edward J. Munden, President & Chief Executive Officer

By:
   ------------------------------------------
     Bruce Benn, Executive Vice President



NTA:       NORTHERN TIER ASSET MANAGEMENT, INC.

By:
   ------------------------------------------
     Tim Pinchin, Member

                                    ADDENDUM
                           TO THE CONSULTING AGREEMENT
                     BETWEEN NTA AND QSR DATED APRIL 9, 1999

1. LOCKUP AND RESTRICTED SHARES. No lockup or restrictions shall be placed upon the Officers', Insiders' and Directors' shares other than those currently in place. However, the Company shall provide NTA with not less than 3 days advance notice of any sales of the Company's securities by officers and directors (other than sales of unrestricted securities or sales made pursuant to any outstanding option plans) and the offering of any securities of the Company (including any new Regulation D or Regulation S offerings but excluding sales under any outstanding warrants, preference shares or reset shares).

2. DTC REPORTS. The Company shall provide NTA with copies of any weekly DTC reports as and when received by Company.

3. WARRANTS. The Company shall issue a total of 2,625,000 Warrants to NTA in 11 series as follows:




               NUMBER OF                                                                                 DEEMED
              WARRANTS IN             SERIES                                                             MAXIMUM
                SERIES             DESIGNATION       EXPITATION DATE             EXERCISE PRICE        MARKET PRICE
              -----------          -----------      -----------------            --------------        ------------
                450,000                  1          July 31, 1999                    $1.50                $2.00
                450,000                  2          July 31, 1999                    $1.50                $2.00
                450,000                  3          September 30,1999                $1.50                $2.50
                187,500                  4          March 31, 2000                   $1.50                $3.00
                187,500                  5          March 31, 2000                   $1.50                $3.00
                150,000                  6          June 30, 2000                    $1.50                $3.00
                150,000                  7          June 30, 2000                    $1.50                $3.00
                150,000                  8          June 30, 2000                    $1.50                $3.00
                150,000                  9          June 30, 2000                    $1.50                $3.00
                150,000                 10          June 30, 2000                    $1.50                $3.00
                150,000                 11          June 30, 2000                    $1.50                $3.00




4.   WARRANT TERMS AND MANNER OF EXERCISE.

         4.1. Each Warrant shall be exercisable for one share of common stock of the Company (par value $0.0015) and, apart from the Series Designation, Expiration Date, and Deemed Market Price, all Warrants shall be in identical terms.

         4.2. Pending exercise, all warrants shall be deposited with an Escrow Agent of the Company's choosing in accordance with the terms of the Escrow Agreement attached hereto as Schedule B For greater certainty the parties acknowledge and agree that upon termination of the Agreement, all unexercised warrants shall be returned to the written direction of the Company in accordance with the terms of the Escrow Agreement.

         4.3. The Exercise Notice, payment, Warrant and other documentation required for exercise (including Cashless exercises) shall be delivered to the Escrow Agent in accordance with the terms of the Escrow Agreement.

         4.4. NTA may pay the Exercise Price either in cash, by delivery of immediately available funds or, at the election of NTA, by Cashless Exercise, as defined below, or any combination thereof.

         4.5. The number of warrant shares pursuant to a Cashless Exercise shall be determined in accordance with the following formula.


                    X = Y x (A-B)/B

                    Where:
                          X  is the number of warrant shares to be issued to NTA

                          Y is the number of warrant shares in respect of which the Warrant is being exercised.

                          A is the lesser of (i) the Deemed Maximum Market Price applicable to the particular block and (ii) the average of the closing bid prices of the common stock for 5 trading days immediately prior to but not including the Exercise Date.

                          B  is the Exercise Price.

         4.6. Subject to the terms hereof and the Warrant, NTA may exercise the Warrants of any series at any time and from time to time in whole or in part provided that, without the prior written authorization of the Company, NTA may not exercise the warrants of any series before May 15, 1999 and then only if the warrants of all series having a lesser series number that the warrants of the particular series being exercised have been exercised in full and 30 days have expired since the last exercise of any warrant having a lesser series number. For the purposes of this paragraph, series 1 and 2 shall be considered as one series.

         4.7. Notwithstanding anything herein to the contrary, NTA shall, upon exercise of any Warrant of series 1, leave blank the provisions of paragraph 4 of the subscription form to be completed by the Escrow Agent in accordance with the terms of the Escrow Agreement and the Company may, at its option, cause to be delivered to NTA unrestricted certificates of prior issued shares of common stock in the place and stead of the Warrant Shares issuable in connection with the exercise and, in such event, may deliver the Warrant Shares to such other persons as it may determine.

         4.8. Pending exercise, all warrants shall be deposited with an Escrow Agent of the Company's choosing. Upon termination of the Agreement, all unexercised warrants shall be returned to the written direction of the Company.

         4.9. In case of any conflict between the terms of the Warrant and this addendum, the terms of the Warrant shall govern except for the provisions of paragraph 4.6.